Exhibit 10.6

FIRST AMENDMENT

OF

APOGEE ENTERPRISES, INC.

PARTNERSHIP PLAN

(2005 Restatement)

The “APOGEE ENTERPRISES, INC. PARTNERSHIP PLAN” as adopted by APOGEE ENTERPRISES, INC., a Minnesota corporation, and first effective June 25, 1987, and as amended and restated in a document entitled “Apogee Enterprises, Inc. Partnership Plan (2005 Restatement)” effective January 1, 2005, is hereby amended as follows:

1. AMENDMENT AND RESTATEMENT. Effective January 1, 2005, Section 1.1 of the Plan Statement is amended by the addition of the following sentence to the end of the paragraph:

It is not the intent of Apogee Enterprises, Inc. to in any manner limit any of the grandfathering provisions found in Internal Revenue Service Notice 2005-1, Code Section 409A or the regulations. This restatement will be administered and construed on a basis consistent with this intent.

2. DEFINITION OF TERMINATION OF EMPLOYMENT. Effective January 1, 2005, Section 1.3.25 of the Plan Statement is amended by removing the last sentence from Section 1.3.25.

3. EVENTS OF DISTRIBUTION. Effective as of January 1, 2008, Section 6.7 of the Plan Statement is amended to read in full as follows:

6.7. Events of Distribution.

(a)

Active Participants. To the extent permitted under transitional guidance issued under Code Section 409A, a Participant who is actively employed with Apogee and has Vintage Accounts as of October 1, 2008 may elect to modify his or her prior distribution elections on or before December 31, 2008 to provide that payment of his or her Vintage Accounts shall be paid (i) in a lump sum upon the earliest of: a date certain, Retirement, Termination of Employment, Disability, or death, or (ii) annual installments commencing upon the earliest of: a date certain, Retirement, Termination of Employment, Disability or death. A Participant shall elect the manner of distribution on the form approved by the Committee, executed and delivered to the Committee no later than December 31, 2008. Notwithstanding the foregoing, if the Participant incurs a separation from service in 2008 and per the terms of his or her prior distribution elections, would have commenced payment of all or any portion of his or her Vintage Accounts in 2008, such portion of the Vintage Accounts shall be paid in 2008, and the remainder shall be paid in accordance with the Participant’s modified election.

(b)	Inactive Participants. To the extent permitted under transitional guidance issued under Code Section 409A, a Participant who is not actively employed as of October 1, 2008 and who has not previously elected to commence payment of his or her Vintage Accounts on or before January 1, 2009 may elect to modify his or her prior distribution election on or before December 31, 2008. Notwithstanding the foregoing, if the Participant’s prior distribution election would have commenced payment of all or any portion of his or her Vintage Accounts in 2008, such portion of the Vintage Accounts shall be paid in 2008, and the remainder shall be paid in accordance with the Participant’s modified election.

(c)	Financial Hardship. In the event of Financial Hardship, the distribution shall not exceed the amount determined by the Committee, in its sole discretion, to meet the immediate need of the Participant on account of the Financial Hardship.

(d)	Yearly Installment Distributions. In the event of installment distribution, each yearly installment shall be transferred on the last day of the Fiscal Year in an amount equal to the balance credited (in shares of Common Stock) to the Participant’s Trust Fund(s) and Vintage Account(s) on the date on which the yearly distribution is to be made, divided by the remaining number of distributions to be made.

(e)	Specified Employee. Notwithstanding the foregoing, if payments are to be made on account of Termination of Employment to a Specified Employee (as defined in the Principal Sponsor’s Specified Employees Policy), payment of the Participant’s Vintage Accounts shall be suspended until a date that is six (6) months after the date of the Termination of Employment. As soon as administratively feasible after the six (6) month anniversary of the Participant’s Termination of Employment, the Participant shall receive all payments, without interest, the Participant would have been entitled to receive during this six month period had the Participant not been a Specified Employee. Thereafter, payments shall be made in accordance with the foregoing.

4. DEFINITION OF TERMINATION OF EMPLOYMENT. Effective January 1, 2008, Section 6 of the Plan Statement is amended by adding the following new Section 6.8 (and all subsequent sections are renumbered):

6.8. Termination of Employment. Termination of Employment shall have the following meaning for distributions of Vintage Accounts. Termination of Employment shall mean a severance of an employee’s employment relationship with the Employers and all Affiliates for any reason other than the employee’s death.

(a)	A transfer from employment with Apogee to employment with an affiliate, or vice versa, shall not constitute a Termination of Employment.

(b)	Whether a Termination of Employment has occurred is determined based on whether the facts and circumstances indicate that Apogee and employee reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the employee would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding twelve (12) month period (or the full period of services to the employer if the employee has been providing services to the employer for less than twelve months).

(c)	Termination of Employment shall not be deemed to occur while the employee is on military leave, sick leave or other bona fide leave of absence if the period does not exceed six (6) months or, if longer, so long as the employee retains a right to reemployment with Apogee or an affiliate under an applicable statute or by contract. For this purpose, a leave is bona fide only if, and so long as, there is a reasonable expectation that the employee will return to perform services for Apogee or an affiliate. Notwithstanding the foregoing, a 29-month period of absence will be substituted for such 6-month period if the leave is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of no less than 6 months and that causes the employee to be unable to perform the duties of his or her position of employment.

(d)	Where as part of a sale or other disposition of assets by Apogee to an employer that is not an affiliate, an employee providing services to Apogee immediately before the transaction and to the buyer immediately after the transaction (“Affected Employee”) would otherwise experience a Termination of Employment from Apogee as a result of the transaction, Apogee and the buyer shall have the discretion to specify that the Affected Employee has not experienced a Termination of Employment if (i) the transaction results from bona fide, arm’s length negotiations, (ii) all Affected Employees are treated consistently, and (iii) such treatment is specified in writing no later than the closing date of the transaction.

5. SAVINGS CLAUSE. Save and except as herein expressly amended, the Plan Statement shall continue in full force and effect.

October 9, 2008	APOGEE ENTERPRISES, INC.

	By	/s/ Russell Huffer
Its Chairman and Chief Executive Officer